                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) Of The Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              POTLATCH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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

                                    Potlatch

                              POTLATCH CORPORATION

                               ONE MARITIME PLAZA
                        SAN FRANCISCO, CALIFORNIA 94111

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 15, 1997
                            ------------------------

                           NOTICE AND PROXY STATEMENT

                              POTLATCH CORPORATION
                               ONE MARITIME PLAZA
                        SAN FRANCISCO, CALIFORNIA 94111

                                                                  March 26, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Thursday, May 15, 1997 at 11:00 A.M. at the Park Hyatt San Francisco, 333 Battery Street, San Francisco, California.

     The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

     After reading the statement, PLEASE MARK, DATE, SIGN AND RETURN, AT AN EARLY DATE, THE ENCLOSED PROXY in the prepaid envelope to Harris Trust and Savings Bank, our agent, to ensure that your shares will be represented.

     The Board of Directors and Management look forward to seeing you at the meeting.

                                          Sincerely,
                                /s/ JOHN M. RICHARDS
                                          JOHN M. RICHARDS
                                          Chairman of the Board and
                                          Chief Executive Officer

       ------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 15, 1997

     The Annual Meeting of the Stockholders of Potlatch Corporation (the "Company") will be held at the Park Hyatt San Francisco, 333 Battery Street, San Francisco, California, on Thursday, May 15, 1997 at 11:00 A.M. for the following purposes:

        1. To elect five Directors to serve until the 2000 Annual Meeting of Stockholders.

        2. If properly presented at the meeting, to act upon two proposals submitted by stockholders of the Company which are described in the Proxy Statement.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 19, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Company's offices for ten days prior to the meeting.

                                          /s/ BETTY R. FLESHMAN
                                          BETTY R. FLESHMAN
                                          Secretary
March 26, 1997

                                                                  March 26, 1997

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Potlatch Corporation, a Delaware corporation (the "Company"), One Maritime Plaza, San Francisco, California 94111, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held on May 15, 1997, or at any adjournment thereof. The shares represented by the proxies received pursuant to this solicitation and not revoked will be voted at the Annual Meeting. A stockholder who has given a proxy may revoke it by voting in person at the Annual Meeting, by giving written notice of revocation to the Secretary of the Company or by giving a later dated proxy at any time before voting. On the matters coming before the Annual Meeting as to which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is so specified, the shares will be voted FOR the election of the nominees for Director listed in this Proxy Statement and AGAINST the stockholder proposals described in this Proxy Statement.

     The close of business on March 19, 1997 has been fixed as the record date for determining the holders of the Common Stock entitled to notice of and to vote at the Annual Meeting. On such date the Company had 28,895,712 shares of Common Stock outstanding and entitled to vote. As provided in the Company's Restated Certificate of Incorporation (the "Charter"), a holder of Common Stock will be entitled to four votes on each matter submitted to a vote of stockholders for each share of Common Stock beneficially owned on March 19, 1997 which (i) has been beneficially owned continuously from and including March 1, 1993 or (ii) has been acquired pursuant to tax-qualified employee benefit plans of the Company or the Company's dividend reinvestment plan. A stockholder will be entitled to one vote per share for each share of Common Stock beneficially owned on March 19, 1997 which does not meet one of the above criteria. Stockholders who became beneficial owners of Common Stock within the last 48 calendar months (subsequent to March 1, 1993) will become entitled to four votes per share with respect to each share held for at least 48 consecutive calendar months (dating from the first day of the first full month on or after the date the holder acquired beneficial ownership of such share) prior to the record date for a stockholders' meeting. In addition, all stockholders are entitled to only one vote per share on certain matters as specified in the Charter. It is not anticipated that any such matters will be brought before this Annual Meeting.

     Stockholders who own shares of Common Stock in "street" or "nominee" name are presumed to be entitled to exercise one vote per share and must submit proof of continued beneficial ownership in order to be entitled to four votes per share. Such proof must consist of a written certification by the holder that there has been no change in beneficial ownership of his or her shares for a period of at least 48 consecutive calendar months as of the record date. The required form for this certification is provided on the proxy card given to stockholders who own shares of Common Stock in "street" or "nominee" name. The Company reserves the right, however, to require additional evidence to determine whether any such stockholder is entitled to four votes per share.

     To transact business at the Annual Meeting, a quorum consisting of a majority of the voting power of the Company's outstanding shares of Common Stock and one-third of the total number of shares of Common Stock entitled to vote at the Annual Meeting must be represented. Under Delaware law and the Company's Charter and By-Laws, the aggregate number of votes entitled to be cast by all stockholders represented at the Annual Meeting is counted for the purpose of determining whether there is a sufficient quorum. A stockholder is deemed to be represented at the Annual Meeting if the stockholder is present at the Annual Meeting in person or by proxy and has authority to vote on at least one item.

     The affirmative vote of a majority of the voting power present and entitled to vote at this Annual Meeting is required for approval of any matter voted upon. Abstentions have the same effect as negative votes. Votes withheld by a stockholder and broker non-votes are not counted for purposes of determining whether the item is approved.

     A copy of the Company's 1996 Annual Report to Stockholders containing financial statements for the year ended December 31, 1996 accompanies this Proxy Statement.

     The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person or by telephone or facsimile; no additional compensation will be paid for such solicitation.

     Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's Common Stock, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained D.F. King & Co., Inc., to aid in the solicitation of proxies for a fee estimated at $7,500 plus out-of-pocket expenses.

                             ELECTION OF DIRECTORS
                        (PROPOSAL ONE ON THE PROXY CARD)

       The Board of Directors unanimously recommends a vote FOR this proposal.

     The Board of Directors is divided into three classes serving staggered three-year terms. At the 1997 Annual Meeting of Stockholders, five Directors are to be elected to serve until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until the end of the calendar year in which the Director attains the age of 72 as required by the Company's By-Laws. It is anticipated that Mr. Morrow will retire on December 31, 1998. Upon his retirement the Board of Directors may elect a new Director to complete his term or may reduce the number of Directors. All nominees for election are presently members of the Board of Directors.

     Directors are elected by a majority of the votes cast in the election. The Board of Directors knows of no reason why any of the nominees for Director will be unable to serve. In the event any of the nominees becomes unable or declines to serve, the proxies may be voted for the balance of those named and for such other nominee as the Board may select, or the Board may be reduced accordingly.

INFORMATION WITH RESPECT TO NOMINEES FOR ELECTION AND DIRECTORS CONTINUING IN OFFICE

     Following are the names and ages of the nominees for Director and of the Directors continuing in office, their principal occupations or employment at present and for the past five years, certain directorships held by each and the year in which each became a Director of the Company:

Nominees for Election for a Three-Year Term Ending in 2000

Richard B. Madden(1)(2)......Mr. Madden, age 67, became a Director of the
                             Company in 1971. He served as Chairman of the Board and Chief Executive Officer of the Company until he retired in May 1994. Mr. Madden is also a director of CNF Transportation Inc., PG&E Corporation and URS Corporation.

Richard M. Morrow(3).........Mr. Morrow, age 71, became a Director of the
                             Company in 1990. He served as Chairman of the Board and Chief Executive Officer of Amoco Corporation (petroleum and chemical products), Chicago, Illinois, from September 1983 through February 1991. Mr. Morrow served as Chairman of the Board of Westinghouse Electric Corporation (electrical equipment), Pittsburgh, Pennsylvania, from January 1993 through June 1993. He is also a director of Marsh and McLennan Companies, Inc., and Seagull Energy Corporation.

John M. Richards(4)..........Mr. Richards, age 59, became a Director of the
                             Company in 1991. He is Chairman of the Board and Chief Executive Officer of the Company and has served in that capacity since May 1994. He served as the Company's President and Chief Operating Officer from May 1989 to May 1994.

                                                           (Notes are on page 5)

Reuben F. Richards(3)(4).....Mr. Richards, age 67, became a Director of the
                             Company in 1974. He served as Chairman of the Board of Terra Industries Inc. (agriculture), New York, New York from May 1983 through April 1996. He also served as Chairman of the Board of Minorco (U.S.A.) Inc. (natural resources), Denver, Colorado from May 1990 through March 1996 and as its President and Chief Executive Officer from February 1994 through March 1996. He is also a director of Ecolab Inc., Engelhard Corporation, Minorco and Santa Fe Energy Resources, Inc.

Frederick T.
Weyerhaeuser(3)..............Mr. Weyerhaeuser, age 65, became a Director of the
                             Company in 1960. He is Chairman of the Board and Treasurer of Clearwater Investment Trust (financial management company), St. Paul, Minnesota.

Directors Continuing in Office Until the 1998 Annual Meeting of Stockholders

Richard A. Clarke(2).........Mr. Clarke, age 66, became a Director of the
                             Company in 1985. He served as Chairman of the Board of Pacific Gas and Electric Company (public utility), San Francisco, California, from July 1994 through June 1995. He also served as its Chief Executive Officer from May 1986 through June 1994. Mr. Clarke is also a director of BankAmerica Corporation, Bank of America NT&SA, CNF Transportation Inc. and PG&E Corporation.

Allen F. Jacobson(2)(4)......Mr. Jacobson, age 70, became a Director of the
                             Company in 1990. He served as Chairman of the Board and Chief Executive Officer of Minnesota Mining and Manufacturing Company (diversified manufacturing company), St. Paul, Minnesota, from March 1986 through October 1991. Mr. Jacobson is also a director of Abbott Laboratories, Deluxe Corporation, Minnesota Mining and Manufacturing Company, Mobil Corporation, Northern States Power Company, The Prudential Insurance Company of America, Sara Lee Corporation, Silicon Graphics, Inc., U S WEST, Inc. and Valmont Industries, Inc.

George F. Jewett,
Jr.(1)(2)....................Mr. Jewett, age 69, became a Director of the
                             Company in 1957. He is Vice Chairman of the Board of the Company.

Vivian W. Piasecki(1)........Mrs. Piasecki, age 66, became a Director of the
                             Company in 1992. She is a Trustee of the University of Pennsylvania (educational institution), Philadelphia, Pennsylvania. She is also Chairman of the Board of Overseers for the University of Pennsylvania School of Nursing and a Board Member of the University of Pennsylvania Medical Center. Mrs. Piasecki is also a director of First Fidelity Bank, NA Pennsylvania Regional Board.

                                                           (Notes are on page 5)

Robert G. Schwartz(2)(3).....Mr. Schwartz, age 68, became a Director of the
                             Company in 1973. He served as Chairman of the Board of Metropolitan Life Insurance Company (life insurance), New York, New York from February 1983 through March 1993 and was also its President and Chief Executive Officer from September 1989 through March 1993. Mr. Schwartz is also a director of Ascent Entertainment Group, Inc., COMSAT Corp., Consolidated Edison of New York, Inc., Lone Star Industries, Inc., Lowe's Companies, Inc., Metropolitan Life Insurance Company, Mobil Corporation and Reader's Digest Association, Inc.

Directors Continuing in Office Until the 1999 Annual Meeting of Stockholders

Kenneth T. Derr(1)...........Mr. Derr, age 60, became a Director of the Company in 1994. He is Chairman of the Board and Chief Executive Officer of Chevron Corporation (international oil company), San Francisco, California. Mr. Derr is also a director of AT&T and Citicorp.

Toni Rembe(2)(4).............Ms. Rembe, age 60, became a Director of the Company in 1975. She is a Partner of Pillsbury Madison & Sutro LLP (law firm), San Francisco, California. Ms. Rembe is also a director of APL Limited, Pacific Telesis Group and Transamerica Corporation.

Richard M. Rosenberg(1)(4)...Mr. Rosenberg, age 66, became a Director of the
                             Company in 1992. He served as Chairman of the Board of BankAmerica Corporation (bank holding company) and Bank of America NT&SA (banking institution), San Francisco, California from October 1992 through May 1996. He also served as Chief Executive Officer of both companies from May 1990 to December 1995. He also served as President of both companies from May 1990 to April 1992 and from October 1992 to August 1995. Mr. Rosenberg is also a director of Airborne Express, K2, Inc., Northrop Corporation and Pacific Telesis Group.

Charles R. Weaver(3).........Mr. Weaver, age 68, became a Director of the
                             Company in 1987. He served as Chairman of the Board and Chief Executive Officer of The Clorox Company (household consumer products), Oakland, California, from April 1986 through June 1992. Mr. Weaver is also a director of Unocal Corporation.

William T. Weyerhaeuser(3)...Dr. Weyerhaeuser, age 53, became a Director of the
                             Company in 1990. He is a Clinical Psychologist in Tacoma, Washington. He is also owner and Chairman of the Board of Yelm Telephone Company, Yelm, Washington. Dr. Weyerhaeuser is also a director of Clearwater Management Company, Inc.
---------------

(1) Member of the Audit Committee
(2) Member of the Nominating Committee
(3) Member of the Executive Compensation and Personnel Policies Committee
(4) Member of the Finance Committee

CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS

     The Company has standing audit, compensation and nominating committees of the Board of Directors.

     Members of the Audit Committee are: Kenneth T. Derr, George F. Jewett, Jr., Richard B. Madden, Vivian W. Piasecki and Richard M. Rosenberg. The functions of this Committee are to: receive from and review with the Company's independent auditors the annual report of such auditors; review with the independent auditors the scope of the succeeding annual examination; nominate the independent auditors to be selected each year by the Company's Board of Directors; review consulting services, if applicable, provided by the Company's auditors and evaluate the possible effect on the auditors' independence of performing such services; ascertain the existence of adequate internal accounting and control systems; and review with management and the auditors current and emerging accounting and financial reporting requirements and practices affecting the Company. This Committee held two meetings during the fiscal year ended December 31, 1996.

     Members of the Executive Compensation and Personnel Policies Committee are:
Richard M. Morrow, Reuben F. Richards, Robert G. Schwartz, Charles R. Weaver, Frederick T. Weyerhaeuser and William T. Weyerhaeuser. The functions of this Committee are to: review annually and recommend to the Board of Directors the level of total compensation of the Chairman of the Board; review annually the recommendations of the Chairman of the Board concerning the salaries and incentive awards of certain senior officers; administer the Company's stock option plans and Management Performance Award Plan; and review and make recommendations to the Board of Directors for changes in the Company's compensation and benefit plans and practices. This Committee held four meetings during the fiscal year ended December 31, 1996.

     Members of the Nominating Committee are: Richard A. Clarke, Allen F. Jacobson, George F. Jewett, Jr., Richard B. Madden, Toni Rembe and Robert G. Schwartz. The functions of this Committee are to make recommendations with respect to: the size of the Board; nominees for election as Directors; nominees to serve on Committees of the Board; changes in compensation and retirement policy for Directors; and the Company's Corporate Governance Guidelines and other corporate governance issues. This Committee held four meetings during the fiscal year ended December 31, 1996. Any stockholder may recommend nominees for Director to the Nominating Committee by providing to the Secretary of the Company a written notice by the February 1 preceding the annual meeting of stockholders for which such nominee is to be considered for nomination. The notice must include the full name, age, business and residence addresses, principal occupation or employment of the nominee, the number of shares of Company stock beneficially owned by the nominee, any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Rule 14(a) of the Securities Exchange Act of 1934 and a written consent of the nominee to the nomination and to serve, if elected.

     The Board of Directors held seven meetings during the fiscal year ended December 31, 1996. Each of the Directors (except Reuben F. Richards and Robert
G. Schwartz) attended 75% or more of the aggregate number of meetings of the Board and of the Committees on which such Director served in 1996.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth as of January 1, 1997 the number of shares of Common Stock beneficially owned by each Director, by the executive officers listed in the Summary Compensation Table and by all Directors and executive officers as a group, as reported by each person. Except as otherwise indicated, each person has sole investment and voting power with respect to the shares shown. Shares amounting to less than 1% of the class outstanding are noted by an asterisk. The table also sets forth as of January 1, 1997 common stock units credited to accounts of Directors who deferred all or a portion of their Directors' fees under the stock units method and common stock units credited to accounts of Directors on termination of the Directors' Retirement Plan.

                                                    BENEFICIAL OWNERSHIP OF
                                                          COMMON STOCK
                                                  ----------------------------
                                                   NUMBER OF        PERCENT OF         COMMON
                                                  SHARES(1)(2)        CLASS        STOCK UNITS(3)
                                                  ------------      ----------     --------------
DIRECTORS
Richard A. Clarke................................       4,269             *             4,570
Kenneth T. Derr..................................       1,000             *             1,600
Allen F. Jacobson................................       1,500             *             8,352
George F. Jewett, Jr.............................     808,814(4)        2.8%            4,570
Richard B. Madden................................      92,891             *             1,091
Richard M. Morrow................................       1,000             *             8,626
Vivian W. Piasecki...............................     116,756(5)          *             3,787
Toni Rembe.......................................       3,611             *             5,514
John M. Richards.................................     147,364(6)          *                --
Reuben F. Richards...............................       1,700             *             4,570
Richard M. Rosenberg.............................       1,500             *             3,519
Robert G. Schwartz...............................       2,500             *             9,697
Charles R. Weaver................................       1,500             *             4,570
Frederick T. Weyerhaeuser........................   1,400,936(7)        4.9%            4,570
William T. Weyerhaeuser..........................   1,017,193(8)(9)     3.5%            8,700

OTHER NAMED EXECUTIVE OFFICERS
George E. Pfautsch...............................      45,062             *                --
Charles R. Pottenger.............................      58,696             *                --
L. Pendleton Siegel..............................      88,188             *                --
Thomas J. Smrekar................................      44,513             *                --
Directors and executive officers as a group (21
  persons including those named above)...........   3,031,840(10)      10.4%           73,736

---------------
 (1) Includes shares which may be acquired within 60 days pursuant to the exercise of options, as follows: each Director other than Mr. Madden and Mr. J.M. Richards, 500 shares; Mr. Madden, 67,175 shares; Mr. J.M. Richards, 123,400 shares; Mr. Pfautsch, 32,100 shares; Mr. Pottenger, 48,400 shares; Mr. Siegel, 70,800 shares; Mr. Smrekar, 30,650 shares; and all Directors and executive officers as a group, 401,000 shares.

                                                  (Notes continued on next page)

 (2) Includes shares owned by Directors and executive officers together with their respective spouses as follows: Mr. Clarke, 3,769 shares; Mr. Madden, 10,456 shares; Mr. Pfautsch, 2,200 shares; and all Directors and executive officers as a group, 16,425 shares.

 (3) Represents common stock units into which deferred Directors' fees have been converted and vested common stock units received upon termination of the Potlatch Corporation Directors' Retirement Plan. See "Compensation of Directors." These units are converted to cash based on advance elections made by the Directors and, as they are not actual shares of Common Stock, have no voting power.

 (4) Includes 601,400 shares held by a trust of which Mr. Jewett is the trustee and as to which he shares voting and investment power. Includes 129,864 shares held by a foundation of which Mr. Jewett is a trustee and as to which he shares voting and investment power but disclaims beneficial ownership. Includes 40,954 shares held by a revocable trust for the benefit of Mr. Jewett and his wife and as to which he shares voting and investment power. Includes 36,096 shares held by a revocable trust for the benefit of Mr. Jewett's wife and as to which he shares voting and investment power but disclaims beneficial ownership.

 (5) Does not include 4,220 shares held directly by Mrs. Piasecki's husband. Also does not include 17,020 shares held by trusts of which Mrs. Piasecki's husband is a trustee and as to which he shares voting and investment power. Mrs. Piasecki disclaims beneficial ownership of all shares described in this footnote.

 (6) Does not include 200 shares held by Mr. J.M. Richards' wife as custodian for his minor child.

 (7) Includes a total of 1,345,772 shares held by trusts of which Mr. F.T. Weyerhaeuser is a trustee, as to 1,237,972 of which he shares voting and investment power. Also includes 164 shares of which he shares investment power only. Does not include 8,032 shares held directly by Mr. F.T. Weyerhaeuser's wife. Mr. F.T. Weyerhaeuser disclaims beneficial ownership of all shares described in this footnote.

 (8) Includes 119,616 shares held by a holding company of which Dr. W.T. Weyerhaeuser is Chairman of the Board and Chief Executive Officer and as to which he has been authorized to exercise sole voting power and indirectly shares investment power with others. Dr. W.T. Weyerhaeuser disclaims beneficial ownership of these shares, except for his proportionate beneficial interest of 569 shares.

 (9) Includes a total of 857,411 shares held by trusts of which Dr. W.T. Weyerhaeuser is a trustee, as to 37,300 shares of which he shares voting power only, and as to 766,179 shares of which he shares voting and investment power. Also includes 164 shares of which he shares investment power only. Does not include 2,700 shares held directly by Dr. W.T. Weyerhaeuser's wife. Dr. W.T. Weyerhaeuser disclaims beneficial ownership of all shares described in this footnote.

(10) Includes the shares set forth in the table for each individual Director and named executive officer without duplication of 601,400 shares attributable to both Mr. Jewett and Mr. F.T. Weyerhaeuser and 232,708 shares attributable to both Mr. F.T. Weyerhaeuser and Dr. W.T. Weyerhaeuser.

           COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

     Information is set forth on the following pages as to the compensation paid or to be paid to, or deferred for the account of, the Directors and the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company for services rendered to the Company and its subsidiaries during 1996.

                           COMPENSATION OF DIRECTORS

     Each Director of the Company who is not also an employee of the Company receives an annual fee of $24,000. In addition, the Company pays each such Director a fee of $1,200 for each meeting of the Board of Directors or a committee of the Board attended in person or by telephone. Each committee chairman receives an additional annual fee of $3,000. By making an advance election, a Director may defer receipt of any or all of the Director's fees payable. At the election of a Director, deferred amounts are credited with interest or converted into common stock units which are credited with amounts equal to dividends paid on the Company's Common Stock during the deferral period. During 1996 an aggregate amount of $514,800 in fees was paid to Directors or deferred on their behalf. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings.

     Under the Potlatch Corporation 1995 Stock Incentive Plan, Directors who are not employees of the Company ("outside Directors") each receive a nonqualified stock option to purchase 1,000 shares of Common Stock in December of his or her first year as a Director (or, in the case of Directors serving at the time of the 1995 Plan's adoption, in December 1995). Each December thereafter, each outside Director will also receive an additional nonqualified option grant to purchase 500 shares. In December 1996, options to purchase 500 shares of Common Stock at an exercise price of $44.375 per share were granted to each outside Director. Such options will vest in two equal annual installments commencing on the first anniversary of the grant date. Such options will expire ten years from the date of grant unless earlier terminated or exercised.

     The Potlatch Corporation Directors' Retirement Plan (the "Directors' Retirement Plan"), which formerly provided an annual benefit equal to the Directors' retainer fee, $24,000 in 1996, was terminated effective December 31, 1996. Upon termination of the Directors' Retirement Plan, the present value of benefits accrued by each outside Director under the plan was converted into common stock units based on the closing price of the Company's Common Stock on December 31, 1996. Accrued Directors' Retirement Plan benefits were converted into 4,570 units for each Director, except in the cases of Mr. Jacobson, Mr. Madden and Mr. Morrow who received 3,817, 3,414 and 3,817 units, respectively, as they will not complete ten years of service as outside Directors prior to retirement. The present value of accrued benefits was calculated using an assumed interest rate of 4.75% and ten years of service. For any Director who had less than ten years of service as an outside Director at December 31, 1996, the present value was calculated using the lesser of ten years or actual years of service to the mandatory retirement age. For a Director with less than ten years of service, the portion of the units not attributable to accrued service on December 31, 1996 will vest in equal annual installments until such Director completes ten years of service or reaches mandatory retirement age. For those Directors with less than ten years of service at December 31, 1996, the vested portion of these units are: Mr. Derr, 1,600; Mr. Jacobson, 2,991; Mr. Madden, 1,091; Mr. Morrow, 2,991; Mrs. Piasecki, 2,085; Mr. Rosenberg, 2,085; and Dr. W.
T. Weyerhaeuser, 2,991. Unvested units will be forfeited upon termination of service as a Director. Payouts of vested units will be made in cash, based on the price of the Company's Common Stock, at the time(s) specified in an advance election by the Director. Dividend equivalents in the form of additional stock units will be credited to each Director's stock unit account on the same basis as dividends paid on the Company's Common Stock.

                  COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                                 COMPENSATION
                                                                    AWARDS
                                                                 ------------
                                           ANNUAL COMPENSATION    SECURITIES         ALL
                                           -------------------    UNDERLYING        OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY    BONUS(1)   OPTIONS/SARS  COMPENSATION(2)
----------------------------------  -----  --------   --------   ------------  ---------------
John M. Richards..................  1996   $524,200   $284,700       39,350        $31,676
  Chairman of the Board and         1995    508,850    230,000       38,000         21,372
  Chief Executive Officer           1994    453,975     98,500       34,600         19,067

L. Pendleton Siegel...............  1996    377,275    170,800       21,050         21,726
  President and Chief Operating     1995    366,300    140,000       20,000         15,385
  Officer                           1994    335,000     65,000       22,000         14,070

Charles R. Pottenger..............  1996    283,820     89,900       11,650         15,360
  Group Vice President, Pulp and    1995    275,420     81,900       10,600         37,465
  Paperboard                        1994    267,300     42,100       11,000         11,228

Thomas J. Smrekar.................  1996    242,500     76,800        9,850         12,915
  Group Vice President, Wood        1995    230,000     65,000        8,800          9,660
  Products                          1994    205,200     32,300        8,450          8,618

George E. Pfautsch................  1996    221,550     73,700        7,100         11,989
  Senior Vice President, Finance
     and                            1995    214,950     63,900        7,000          9,028
  Chief Financial Officer           1994    205,395     35,600        6,600          8,627

---------------
(1) Payable in cash, except with respect to 1996 for which 20% of the bonus was payable in Common Stock with the number of shares determined based on the closing price in the New York Stock Exchange Composite Transactions of $42.875 on March 6, 1997. Bonuses may also be deferred. Beginning in 1996, a person deferring such bonus compensation is treated as electing to receive a minimum of 20% of such deferred compensation in the form of common stock units although each may elect a greater percentage.

(2) This column represents matching Company contributions under the Salaried Employees' Savings Plan. For Mr. Pottenger, it also includes $25,897 for moving expenses reimbursed in 1995.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS(1)
                                 ---------------------------------------------------
                                  NUMBER OF      % OF TOTAL
                                  SECURITIES    OPTIONS/SARS
                                  UNDERLYING     GRANTED TO     EXERCISE               GRANT DATE
                                 OPTIONS/SARS   EMPLOYEES IN     PRICE      EXPIRATION  PRESENT
             NAME                  GRANTED      FISCAL YEAR    PER SHARE      DATE      VALUE(2)
-------------------------------  ------------   ------------   ----------   --------   ----------
John M. Richards...............     39,350           11%        $ 44.375    12/05/06    $340,000
L. Pendleton Siegel............     21,050            6%          44.375    12/05/06     182,000
Charles R. Pottenger...........     11,650            3%          44.375    12/05/06     101,000
Thomas J. Smrekar..............      9,850            3%          44.375    12/05/06      85,000
George E. Pfautsch.............      7,100            2%          44.375    12/05/06      61,000

---------------
(1) All of these options were granted on December 5, 1996 with 50% of such grant first becoming exercisable on December 5, 1997 and the remaining 50% becoming exercisable on December 5, 1998. In the event of a "change in control" of the Company, as defined in the option plans, the options granted would become immediately exercisable in full and would include stock appreciation rights. In general, a "change in control" occurs for purposes of the option plans when (i) the Company ceases to be an independent publicly owned corporation or sells or disposes of all or substantially all of the assets of the Company, (ii) more than one-third of the incumbent Directors of the Company neither were Directors three years earlier nor were elected or nominated with the approval of a majority of the Directors then in office who were Directors three years earlier, (iii) a person becomes the beneficial owner of 20% or more of the Company's voting power pursuant to a tender offer, or (iv) the Company dissolves, liquidates, or does not survive a merger or consolidation.

(2) This column has been calculated using the Black-Scholes option pricing model, which utilizes six different market-related factors to estimate the value of stock options. These factors are stock price at date of grant, option exercise price, option term, risk-free rate of return, stock volatility and dividend yield. The Black-Scholes model generates an estimate of the value of the right to purchase a share of stock at a fixed price over a fixed period of time. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the grant price, as well as the executive's continued employment through the two-year vesting period and the 10-year option term. The following assumptions were used to calculate the Black-Scholes value:

          Stock price at date of grant     = $44.375
          Option exercise price            = $44.375
          Option term                      = 10 years
          Risk-free rate of return         = Based on rate for 10-year U.S. Treasury note
          Company stock volatility         = Based on prior three-year monthly stock prices
          Company dividend yield           = 3.83%
          Calculated Black-Scholes
            Value                          = $8.65 per option

     If the Black-Scholes option pricing model were applied to all outstanding shares of the Company as of December 5, 1996, the date of grant, the assumed increased present value for all stockholders would be approximately $250 million. There is no assurance that the value
                                                  (Notes continued on next page)
     received by the named executive officers or the Company's stockholders will be at or near the estimated value derived by the Black-Scholes model.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF
                                                     SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                          UNEXERCISED                IN-THE-MONEY
                                                          OPTIONS/SARS               OPTIONS/SARS
                             SHARES                    AT FISCAL YEAR-END        AT FISCAL YEAR-END(1)
                           ACQUIRED ON    VALUE    --------------------------   -----------------------
NAME                        EXERCISE     REALIZED  EXERCISABLE  UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
-------------------------- -----------   --------  -----------  -------------   --------- -------------
John M. Richards..........        --           --    123,400        58,350      $ 384,850    $33,250
L. Pendleton Siegel.......     5,500     $ 40,563     70,800        31,050        222,100     17,500
Charles R. Pottenger......        --           --     48,400        16,950        210,663      9,275
Thomas J. Smrekar.........        --           --     30,650        14,250        102,051      7,701
George E. Pfautsch........        --           --     32,100        10,600        151,775      6,125

---------------
(1) Based on the closing stock price in The New York Stock Exchange Composite Transactions of the Company's Common Stock at December 31, 1996 of $43.00 per share.

EXECUTIVE COMPENSATION AND PERSONNEL POLICIES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

     In order to attract, retain and reward a highly competent and productive employee group, it is the policy of the Company that a total compensation package will be provided that is competitive within the forest and paper products industry, general industry and the geographic areas in which the Company operates. This compensation package includes a mix of base salary, short-term and long-term incentive opportunities and other employee benefits. Changes in compensation are based on individual performance, the Company's profit performance and the competitive marketplace. The Company intends to qualify all compensation paid to its executive officers for deductibility under the Internal Revenue Code's $1 million limitation. The Company believes the compensation paid under the stock incentive plans and the Management Performance Award Plan qualify for deductibility because a participant must defer any Management Performance Award Plan payment that would cause the participant's compensation to exceed $1 million.

     Executives receive a base salary and are eligible for awards under two incentive plans, the Management Performance Award Plan (short-term) and the stock incentive plans (long-term). Executive compensation is administered by the Executive Compensation and Personnel Policies Committee of the Board of Directors (the "Committee"). The Committee consists of the six outside Directors named at the conclusion of this report.

COMPENSATION COMMITTEE RESPONSIBILITIES

     The responsibilities of the Committee are:

     - to review and recommend annually to the Board of Directors the level of total compensation of the Chief Executive Officer. Factors evaluated in the review are the Chief Executive Officer's individual performance, as measured against written short-term and long-term objectives previously approved by the Committee, Company performance compared to the forest products industry and the competitive compensation levels for comparable positions in the forest products industry and general industry;

     - to review annually with the Chief Executive Officer the individual performance, base salaries and incentive awards of the four other most highly compensated executive officers and certain other senior officers;

     - to review and make recommendations on any new stock incentive plan for the Board of Directors' approval prior to submission to stockholders for their approval and to review and approve all grants made under stock incentive plans;

     - to establish the rules and regulations for the Management Performance Award Plan, which is the Company's annual incentive plan ("bonus"), and to administer the plan in accordance with such rules and regulations; and

     - to review and make recommendations to the Board of Directors regarding the adoption of or any material changes in the Company's compensation and benefit plans.

     The Committee periodically reviews the entire executive pay structure by examining surveys of general industry and forest and paper products industry information on base salaries and short-term and long-term incentives prepared by an independent compensation consulting firm. These surveys include data from a broad base of general industry companies and from a base of forest and paper products companies. This latter base is broader than the S&P Forest Products Index. General industry surveys are included in the review because the Committee believes that the Company competes for executive talent against companies other than those in the forest and paper products industry. The primary purpose of the review is to insure that the Company's target and actual cash and incentive compensation programs are consistent with competitive practice. The Committee considers the median level of the market as competitive.

1996 COMPANY PERFORMANCE

     During 1996, the Company earned $2.01 per share after extraordinary expenses or a return on common stockholders' equity ("ROE") of 6.2%. This compared to $3.72 per share and an ROE of 12.0% in 1995. The Company's ROE of 6.2% was above the industry's ROE performance of 5.4% in 1996, as measured by a sample of 17 major forest products companies.(1)

1996 EXECUTIVE COMPENSATION

     The Company's executive annual and long-term compensation consisted of base salary, a cash and Common Stock payment under the Management Performance Award Plan and stock option grants under the 1989 Stock Incentive Plan and the 1995 Stock Incentive Plan.

                                  BASE SALARY

     The base salary structure is set at competitive levels. Competitive levels are determined by analyzing independent, job-specific compensation surveys which, depending on participation and on the position under review, cover between 15 and 30 forest and paper products companies, many of which are in the S&P Forest Products Index, and over 300 general industry companies. The

---------------

(1) The forest products industry base for ROE comparison purposes is comprised of 17 major forest products industry companies. This base is larger and has in the past created a more challenging ROE comparison than the S&P Forest Products Index as it includes some additional companies, which on average have exceeded the ROEs of the companies included in the S&P's 11-company Forest Products Index.

Committee considers the median level of the market as competitive. Any increase in an executive's base salary is designed to recognize individual performance against a written performance plan and is expected to fall within annually established merit increase guidelines which are applicable to all salaried employees and which are set vis-a-vis competitive practice. The written performance plans of the executive officers contain specific measures, both quantitative and qualitative, related to increased earnings, increased productivity, improved safety performance, and compliance with environmental requirements.

                       MANAGEMENT PERFORMANCE AWARD PLAN

     The purpose of the plan is to provide an incentive to key employees including the Chief Executive Officer and President who are in a position to contribute to and therefore influence the Company's profit performance as measured annually on an ROE basis. Payments for 1996 under the Management Performance Award Plan were based on the Company's ROE measured against the ROE of the forest products industry(1). Awards can be modified based on individual performance. No bonuses are recommended by the Committee unless a specified return on common equity is achieved, and the Board may limit the amount or change the time and form of payment should the actual bonus fund exceed 4% of pre-tax earnings. For 1996, the bonuses were reduced by the 4% limit. Awards are paid in a combination of cash and Common Stock as determined by the Committee. For 1996, a minimum of 20% of each participant's award was paid in Common Stock or deferred as common stock units.

                             STOCK INCENTIVE PLANS

     The purpose of the stock incentive plans is to further align employees' interests with the long-term performance of the business and thus, the long-term interests of the stockholders. Grants are made to employees who have the capacity to influence the business results. The target grant is based on specific gain objectives by responsibility level as recommended by the Company's independent compensation consulting firm. The objective is to provide a gain potential at the median level of competitive practice as measured by a survey of long-term incentive grant practices among major industrial companies. The number of options actually granted is affected by individual performance against performance plans and potential. As stock options are granted at 100% of the fair market value of the Company's Common Stock on the grant date, the options have no value unless the stock price appreciates in the future. Grants vest in 50% increments and are fully vested two years after the grant date. Vested options may be exercised for cash or with shares of the Company's Common Stock. Prior to December 1995, executive officers were granted stock appreciation rights ("SARs") in conjunction with stock option grants.

     In arriving at each individual's 1996 award, the Committee took into consideration actual individual performance against the annual performance plans previously described and forecast of potential.
---------------

(1) See note (1) on page 13.

1996 CHIEF EXECUTIVE COMPENSATION

     The compensation package of Mr. J.M. Richards consists of the same elements as for the other officers named in the Summary Compensation Table, specifically an annual base salary, participation in the annual incentive plan and participation in the long-term incentive plan. In determining Mr. Richards' base salary rate as Chairman and Chief Executive Officer, the Committee considered chief executive officer pay information for approximately 25 forest and paper products companies and over 200 general industry companies and the Company's guidelines for all salaried employees, which resulted in a 3% increase to his previous base salary rate. For 1996, Mr. Richards received an incentive award under the Management Performance Award Plan of $284,700. This award reflected the Company's ROE performance against the forest products industry,(1) as well as Mr. Richards' performance against his performance plan. Although the Company's ROE was above the average of the forest products industry, Mr. Richards' award was reduced, as were the awards of all other participants, to comply with the 4% pre-tax earnings limitation. During 1996, Mr. Richards was awarded a grant of 39,350 stock options. In arriving at this award, the Committee considered Mr. Richards' performance against his performance plan and his potential.

THE EXECUTIVE COMPENSATION AND PERSONNEL POLICIES COMMITTEE MEMBERS

     F.T. Weyerhaeuser, Chairman
     R.M. Morrow
     R.F. Richards
     R.G. Schwartz
     C.R. Weaver
     W.T. Weyerhaeuser

---------------

(1) See note (1) on page 13.

PERFORMANCE GRAPHS

                                FIVE-YEAR GRAPH

     The following five-year graph shows the yearly change in the total return on the Company's Common Stock as compared with the indicated indices for the periods set forth. The total returns are determined based on the changes in the prices of the common stocks and assume quarterly reinvestment of all dividends based on an original investment of $100.

                            Cumulative Dollar Return

                                                1991     1992     1993     1994     1995     1996
                                                -----    -----    -----    -----    -----    -----
Potlatch Corporation..........................  $ 100    $ 124    $ 131    $ 108    $ 121    $ 135
S&P Forest Products...........................    100      118      131      136      151      167
S&P 500 Composite.............................    100      108      119      121      168      206

                             TWENTY-SIX YEAR GRAPH

     The Company believes long-term performance is also important to stockholders. Accordingly, the following graph covering the past 26 years is presented. The method of measuring performance is the same as that used in the five-year graph except dividends are assumed to be reinvested annually instead of quarterly. The Company selected the base period of 1970 because the S&P 500 return, the S&P Forest Products return and the Company's Common Stock return for the first four years following that year were comparatively close. Therefore, the base period selected has a smaller impact on the long-range returns.

                            Cumulative Dollar Return


                COMPARISON OF TWENTY-SIX YEAR CUMULATIVE RETURN
    AMONG POTLATCH CORPORATION, S&P FOREST PRODUCTS INDEX, AND S&P 500 INDEX

  MEASUREMENT PERIOD      POTLATCH      S&P FOREST     S&P 500
(FISCAL YEAR COVERED)   CORPORATION   PRODUCTS INDEX    INDEX
        1970            $  100          $  100          $  100
        1971                92             102             111
        1972                99             118             134
        1973               105             135             114
        1974               103             100              83
        1975               213             165             116
        1976               307             216             144
        1977               264             167             133
        1978               281             166             141
        1979               296             189             169
        1980               386             237             225
        1981               319             225             212
        1982               410             263             222
        1983               440             370             320
        1984               352             389             340
        1985               479             487             449
        1986               750             650             533
        1987               760             695             569
        1988               859             750             656
        1989             1,048             917             860
        1990               862             837             833
        1991             1,177           1,016           1,083
        1992             1,460           1,198           1,163
        1993             1,543           1,318           1,279
        1994             1,271           1,374           1,295
        1995             1,420           1,515           1,775
        1996             1,586           1,673           2,178

OTHER EMPLOYEE BENEFIT PLANS

  Pension Plan Table

     The table which follows shows a schedule of estimated annual pension benefits to be payable under the Company's Salaried Employees' Retirement Plan (the "Retirement Plan") and Supplemental Benefit Plan at normal retirement date to a person having the average annual earnings and years of credited service shown.

                AVERAGE                                  YEARS OF CREDITED SERVICE
                 ANNUAL                   --------------------------------------------------------
                EARNINGS                     15          20          25          30          35
----------------------------------------  --------    --------    --------    --------    --------
$ 200,000...............................  $ 42,802    $ 57,070    $ 71,337    $ 85,604    $ 99,872
   400,000..............................    87,802     117,070     146,337     175,604     204,872
   600,000..............................   132,802     177,070     221,337     265,604     309,872
   800,000..............................   177,802     237,070     296,337     355,604     414,872
 1,000,000..............................   222,802     297,070     371,337     445,604     519,872
 1,200,000..............................   267,802     357,070     446,337     535,604     624,872

     Under the Retirement Plan and the Supplemental Benefit Plan, final average earnings are calculated using the highest 60 consecutive months of earnings including overtime, bonuses under the Management Performance Award Plan and other incentive payments (excluding stock option gains) paid or deferred after 1987, as reflected in the Summary Compensation Table for the last three years. Bonuses are recognized in the year in which they are paid. The benefits of participants who are required to retire at age 65 are calculated as if they received a standard bonus under the Management Performance Award Plan during each year after 1991 in their period of average annual earnings.

     The years of service used in calculating retirement benefits for Messrs. Richards, Siegel, Pottenger, Smrekar and Pfautsch are 32, 18, 29, 23 and 34, respectively. The 1996 compensation (including an assumed standard bonus) covered by the Retirement Plan and Supplemental Benefit Plan was: Mr. Richards $809,156; Mr. Siegel $551,268; Mr. Pottenger $380,217; Mr. Smrekar $323,000; and
Mr. Pfautsch $296,783. Benefits under the plans are computed as straight-life annuity amounts and are not subject to reduction by Social Security or other benefits.

     Severance Program for Executive Employees. Under the Severance Program for Executive Employees, participants who are terminated for reasons other than misconduct, resign within two years after a material change in compensation, benefits, assigned duties, responsibilities, privileges or perquisites, or resign rather than relocate at the Company's request, are entitled to receive severance pay of up to 12 months' base salary and benefits for the same period of time under the Company's medical, dental, accidental death and dismemberment and life insurance plans. They also receive unused and accrued vacation pay.

     Participants who are terminated or resign in the foregoing circumstances following a change in control of the Company are entitled to receive severance pay of up to 2 1/2 times their base salary plus standard bonus, benefits for up to 2 1/2 years under the Company's medical, dental, disability, accidental death and dismemberment and life insurance plans, unused and accrued vacation pay, and the value of their unvested benefits, if any, in the Savings Plan, Retirement Plan and Supplemental Benefit Plan; provided that the total amount of all benefits governed by the excess parachute payment provisions of the Internal Revenue Code is limited if the participant would thereby receive a higher net after-tax benefit.

     A change in control of the Company occurs when the Company ceases to be an independent publicly owned corporation, disposes of substantially all its assets, ceases to survive because of a dissolution, liquidation, merger or consolidation, undergoes a substantial change in the composition of its Board of Directors, or has 20% or more of its Common Stock acquired pursuant to a tender offer. All principal officers, appointed vice presidents and certain other designated employees are eligible to participate in the program.

CERTAIN TRANSACTIONS

     Pillsbury Madison & Sutro LLP, of which Ms. Rembe is a Partner, provides legal services to the Company.

     The Company purchases products from and has from time to time sold products to Idaho Forest Industries, Inc., a corporation in which Mr. J.M. Richards has an equity interest and of which Mr. Richards' brother, W. Thomas Richards, is President and a director. In 1996 purchases by the Company from and sales to Idaho Forest Industries, Inc. were approximately $6.1 million and $4.5 million, respectively.

     The Company and its subsidiaries engage in transactions from time to time with several companies in which one of the Company's executive officers or Directors or a member of his or her immediate family may have a direct or indirect interest. All such transactions, including those described above, are in the ordinary course of business and at competitive rates and prices.

     Mr. F.T. Weyerhaeuser and Dr. W.T. Weyerhaeuser are first cousins.

                    STOCKHOLDER PROPOSAL (CUMULATIVE VOTING)
                        (PROPOSAL TWO ON THE PROXY CARD)

     The Company has been notified that John H. Bradbury, 729 Preston Avenue, Lewiston, ID 83501, who was the owner on January 1, 1997 of 663 shares of Common Stock, intends to present the following proposal at the Annual Meeting:

          Be it resolved that the Board of Directors ("Board") is hereby requested to initiate amendments to the Restated Certificate of Incorporation of Potlatch Corporation ("Company") to provide that in all elections for directors each shareholder eligible to vote shall be entitled to as many votes as shall equal the number of votes which the shareholder would be entitled to cast for the election of directors with respect to the shareholder's shares of stock, multiplied by the number of directors to be elected, and each shareholder may cast all of such votes for a single director or may distribute them among any two or more candidates for director as the shareholder may see fit.

STOCKHOLDER'S SUPPORTING STATEMENT

     This proposal would establish cumulative voting in the election of directors. The Board of Directors of our Company has been dominated by insiders for many years with mixed results. For example, shareholder return has been subject to frequent ups and downs, and in 1994 dropped sharply to well below the industry average.

     The Company is soon to go through a major transition because seven of the 15 Board members will reach the age of 72 within the next five years, after which our by-laws mandate they may no longer continue to serve as Board members after the end of that calendar year. There is a danger that an insider-controlled process to replace the retiring Board members would lead to stagnation of the corporate culture. I believe our Company needs a new, forward-looking direction for the 21st century.

     The election of directors is virtually the only opportunity shareholders have to influence the management of their Company. I believe that cumulative voting would provide shareholders with a greater voice in the election process. This may result in a more diverse, more responsive, and more accountable Board, and will allow the Company to optimize its performance in the coming century. I urge your support for this proposal.

BOARD OF DIRECTORS' STATEMENT OPPOSING STOCKHOLDER PROPOSAL

     The Board consists of a diverse group of individuals with varied backgrounds. Contrary to the statement set forth in the proposal, during the last 20 years, the Board has never had more than two employee Directors at any one time.

     Each Director has a fiduciary duty to serve all stockholders and not any particular group. The Board of Directors believes that each Director should be chosen for his or her qualifications to serve the Company and all of its stockholders. Cumulative voting can enable, and in fact may encourage, a relatively small special interest group to elect one or more Directors. Directors so elected might be principally concerned with representing the interests of the small faction of stockholders that elected them. Partisanship among Directors and voting on behalf of special interests would interfere with the effectiveness of the Board of Directors and would be contrary to the interests of the Company and its stockholders as a whole.

     The Board of Directors unanimously recommends a vote AGAINST this proposal.

     Approval of Proposal Two does not require implementation of cumulative voting. Under Delaware law, a proposed amendment of the Charter requires that it be first approved by the Board of Directors and then approved by the stockholders.

                    STOCKHOLDER PROPOSAL (CLASSIFIED BOARD)
                       (PROPOSAL THREE ON THE PROXY CARD)

     The Company has been notified that Kenneth G. Zelinske, 2438 County Rd. 25 NE, Brainerd, MN 56401-7319, who was the owner on January 1, 1997 of 1,641 shares of Common Stock, intends to present the following proposal at the Annual
Meeting:

          The Potlatch shareholders hereby resolve that the company's board of directors is requested to initiate amendments to the Restated Certificate of Incorporation to declassify the board so that all directors of the company stand for election every year.

STOCKHOLDER'S SUPPORTING STATEMENT

     Our company's board of directors is divided into three classes of directors who serve staggered three-year terms. Only one-third of the board is elected at each annual meeting.

     I do not believe this system serves the shareholders well. If we eliminate this staggered board, the shareholders would have the right to voice their opinions on every director each year.

     If we as shareholders do not approve of the conduct of the board of directors, we should have the right to replace the entire board every year. Obviously, if the directors are doing a good job, we wouldn't vote them out.

     I believe the current "classified" board just protects directors from the shareholders, and does nothing to improve the company's profitability. It just makes management less accountable to the company's owners -- the shareholders. Please vote for this resolution.

BOARD OF DIRECTORS' STATEMENT OPPOSING STOCKHOLDER PROPOSAL

     The Board of Directors believes that the election of Directors by classes for three-year staggered terms encourages long-term versus short-term focus and helps to assure continuity and stability of the Board and corporate policies. When Directors are elected by classes, a change in the composition of a majority of the Board normally requires at least two stockholder meetings, rather than one. A classified Board serves to ensure that a majority of the Directors will have prior experience with and in-depth knowledge of the Company, facilitating planning for the Company's business. Board classification is further intended to give the Company valuable protection against an unsolicited takeover unfavorable to stockholders by giving incumbent Directors the time and leverage necessary to negotiate a more favorable and fair result or to consider appropriate alternative strategies.

     The Board of Directors unanimously recommends a vote AGAINST this proposal.

     Approval of Proposal Three does not require declassification of the Board. Under Delaware law, a proposed amendment of the Charter requires that it be first approved by the Board of Directors and then approved by the stockholders.

                             STOCKHOLDER PROPOSALS

     To be considered for presentation at the 1998 Annual Meeting of the Company's Stockholders, a stockholder proposal must be received at the offices of the Company no later than November 28, 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's Directors, certain executive officers and any persons holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to file these reports when due. All of the filing requirements were satisfied in 1996. In making this disclosure, the Company has relied solely on copies of the reports that have been filed with the Securities and Exchange Commission and written representations of its Directors and executive officers.

                                 OTHER MATTERS

     The Company's By-Laws limit the business that may be brought before an annual meeting of stockholders to matters included in the notice of meeting, matters otherwise properly brought before the meeting by the Board of Directors and matters brought before the meeting by a stockholder provided that notice of such matter has been received by the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting. Management knows of no other business which will be presented to this Annual Meeting. If any other business is properly brought before this Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

     Whether you intend to be present at this Annual Meeting or not, you are urged to return your proxy promptly.

                                          By order of the Board of Directors

                                          /s/ Betty R. Fleshman
                                          BETTY R. FLESHMAN
                                          Secretary

                           SAN FRANCISCO, CALIFORNIA

                                  DOWNTOWN MAP

                              PARK HYATT LOCATION

                                                                            LOGO

                                                         POTLATCH CORPORATION

                                                         One Maritime Plaza
                                                         PO Box 193591
                                                         San Francisco,
                                                         California 94119-3591
                                                         Telephone (415)
                                                         576-8800

                                                                  March 26, 1997

Dear Bank, Broker or Nominee:

     Under the Charter of Potlatch Corporation, stockholders who were the beneficial owners of shares of Common Stock on the record date for the upcoming meeting of stockholders and who have owned such shares continuously from and including March 1, 1993 will be entitled to exercise four (4) votes per share for each such share upon submitting acceptable evidence of beneficial ownership to the Company. Also under the Charter, stockholders who own shares of Common Stock in "street" or "nominee" name or through a broker, clearing agency, voting trustee, bank, trust company or other nominee are presumed to be entitled to exercise one (1) vote per share for each such share. To become entitled to four
(4) votes per share, a stockholder must provide written proof that there has been no change in the beneficial ownership of his or her shares from and including March 1, 1993. Such proof must consist of a written certification in the form provided on the proxy card.

     In certain circumstances, the Company may rely on your representation with respect to the beneficial owners of shares of Common Stock of Potlatch Corporation held in your name who are entitled to exercise four (4) votes per share, provided that such beneficial owners have completed and returned to you for your records written certifications in the form provided on the proxy card as to their beneficial ownership and you have forwarded a summary of such voting information on the summary proxy card on the reverse side of this letter to Potlatch Corporation or its agent. HOWEVER, THE COMPANY UNCONDITIONALLY RESERVES THE RIGHT TO REVIEW EACH AND EVERY WRITTEN CERTIFICATION ON ANY PROXY CARD COMPLETED BY A BENEFICIAL OWNER OF SHARES OF COMMON STOCK OF POTLATCH CORPORATION TO DETERMINE WHETHER SUCH BENEFICIAL OWNER IS ENTITLED TO EXERCISE THE CLAIMED FOUR (4) VOTES PER SHARE.

                                          Very truly yours,

                                          /s/ Betty R. Fleshman
                                          ---------------------------
                                          BETTY R. FLESHMAN
                                          Secretary

PROXY                         POTLATCH CORPORATION                         PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby authorizes JOHN M. RICHARDS, L. PENDLETON SIEGEL and BETTY R. FLESHMAN, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Potlatch Corporation to be held on May 15, 1997, or at any adjournment thereof.

                                                    SHARES AS TO WHICH THERE                  SHARES AS TO WHICH THERE
                                                      HAS BEEN NO CHANGE IN                     HAS BEEN A CHANGE IN
                                               BENEFICIAL OWNERSHIP SINCE MARCH 1,       BENEFICIAL OWNERSHIP SINCE MARCH 1,
                                                              1993                                      1993
                                               -----------------------------------       -----------------------------------
                                                     (POST NUMBER OF SHARES                    (POST NUMBER OF SHARES
                                                      NOT NUMBER OF VOTES)                      NOT NUMBER OF VOTES)
                                                     FOR              WITHHOLD                 FOR              WITHHOLD
                                               ----------------   ----------------       ----------------   ----------------
1.  ELECTION OF FIVE DIRECTORS TO SERVE UNTIL
    THE 2000 ANNUAL MEETING OF STOCKHOLDERS:

        R.B. Madden
                                                ---------- shs.    ---------- shs.        ---------- shs.    ---------- shs.

        R.M. Morrow
                                                ---------- shs.    ---------- shs.        ---------- shs.    ---------- shs.

        J.M. Richards
                                                ---------- shs.    ---------- shs.        ---------- shs.    ---------- shs.

        R.F. Richards
                                                ---------- shs.    ---------- shs.        ---------- shs.    ---------- shs.

        F.T. Weyerhaeuser
                                                ---------- shs.    ---------- shs.        ---------- shs.    ---------- shs.

                                              FOR          AGAINST        ABSTAIN          FOR          AGAINST        ABSTAIN
                                          ------------   ------------   ------------   ------------   ------------   ------------
2.  STOCKHOLDER PROPOSAL REQUESTING
    ADOPTION OF CUMULATIVE VOTING.
                                           ------ shs.    ------ shs.    ------ shs.    ------ shs.    ------ shs.    ------ shs.

3.  STOCKHOLDER PROPOSAL REQUESTING
    ELIMINATION OF CLASSIFIED BOARD OF
    DIRECTORS.
                                           ------ shs.    ------ shs.    ------ shs.    ------ shs.    ------ shs.    ------ shs.

                                                     Post only record position. Do not tabulate votes.

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR THE ELECTION OF THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3.
If the summary voting table above is not completed, it will be deemed for purposes of this proxy that there has been a change in the beneficial ownership of all Common Shares covered hereby subsequent to March 1, 1993.

                                                Dated:                    , 1997

                                                --------------------------------

                                                --------------------------------

                                                --------------------------------

                                                (Sign name exactly as imprinted
                                                hereon. In signing as attorney,
                                                executor, administrator, trustee
                                                or guardian, give full title as
                                                such. If signer is a
                                                corporation, give full corporate
                                                name and sign by duly authorized
                                                officer, showing the officer's
                                                title.)

                                                  PLEASE DATE, SIGN AND RETURN

PROXY                         POTLATCH CORPORATION                         PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby authorizes JOHN M. RICHARDS, L. PENDLETON SIEGEL and BETTY R. FLESHMAN, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Potlatch Corporation to be held on May 15, 1997, or at any adjournment thereof.

1.  ELECTION OF FIVE DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING OF
STOCKHOLDERS:

                  [ ] FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY to vote
                     (except as marked to the contrary below)       for all nominees listed below

  Richard B. Madden, Richard M. Morrow, John M. Richards, Reuben F. Richards,
                           Frederick T. Weyerhaeuser

(INSTRUCTION:To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

             -------------------------------------------------------------------

2.  STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF CUMULATIVE VOTING:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3.  STOCKHOLDER PROPOSAL REQUESTING ELIMINATION OF CLASSIFIED BOARD OF
DIRECTORS:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF
   THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3.
                                      (Continued and to be signed on other side)

(Continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR THE ELECTION OF THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3.

By signing below, the undersigned certifies that:

     (i) there has been NO change in the beneficial ownership of         shares
         of Common Stock covered hereby from and including March 1, 1993; and

    (ii) there has been a change in the beneficial ownership (such as a
         purchase) of         shares of Common Stock since that date.

If no certification is made, it will be deemed for purposes of this proxy that there has been a change in the beneficial ownership of all shares of Common Stock covered hereby subsequent to March 1, 1993.

                                                   DATED:                                   ,1997
                                                   =============================================
                                                   (SIGN NAME EXACTLY AS IMPRINTED HEREON. FOR
                                                   JOINT ACCOUNTS, BOTH OWNERS SHOULD SIGN. IN
                                                   SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                                   TRUSTEE OR GUARDIAN, GIVE FULL TITLE AS SUCH.
                                                   IF SIGNER IS A CORPORATION, GIVE FULL
                                                   CORPORATE NAME AND SIGN BY DULY AUTHORIZED
        PLEASE DATE, SIGN AND RETURN               OFFICER, SHOWING THE OFFICER'S TITLE.)

PUTNAM FIDUCIARY TRUST COMPANY, TRUSTEE:

                              POTLATCH CORPORATION
                        SALARIED EMPLOYEES' SAVINGS PLAN
 CONFIDENTIAL VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    You are authorized and instructed to vote all stock in my Accounts under the Potlatch Corporation Salaried Employees' Savings Plan at the Annual Meeting of Stockholders of Potlatch Corporation to be held on May 15, 1997, or at any adjournment thereof.

1.  ELECTION OF FIVE DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING OF
STOCKHOLDERS:

                  [ ] FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY to vote
                     (except as marked to the contrary below)       for all nominees listed below

  Richard B. Madden, Richard M. Morrow, John M. Richards, Reuben F. Richards,
                           Frederick T. Weyerhaeuser

(INSTRUCTION:To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

             -------------------------------------------------------------------

2.  STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF CUMULATIVE VOTING:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3.  STOCKHOLDER PROPOSAL REQUESTING ELIMINATION OF CLASSIFIED BOARD OF
DIRECTORS:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

4.  ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE SAID MEETING.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3.

                                      (Continued and to be signed on other side)

                              POTLATCH CORPORATION
                        SALARIED EMPLOYEES' SAVINGS PLAN
 CONFIDENTIAL VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  PLEASE MARK YOUR VOTING INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. YOUR
    SHARES WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, FOR THE ELECTION OF THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3. IF YOU DO NOT
RETURN THIS CARD, THE TRUSTEE MUST VOTE YOUR PLAN SHARES IN THE SAME PROPORTION
                      AS VOTED BY OTHER PLAN PARTICIPANTS.

                                            ------------------------------------
                                            (PLEASE SIGN EXACTLY AS NAME APPEARS
                                                        TO THE LEFT)
                                                       Dated: ________, 1997

PUTNAM FIDUCIARY TRUST COMPANY, TRUSTEE:

                              POTLATCH CORPORATION
                       SAVINGS PLAN FOR HOURLY EMPLOYEES
 CONFIDENTIAL VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    You are authorized and instructed to vote all stock in my Accounts under the Potlatch Corporation Savings Plan for Hourly Employees at the Annual Meeting of Stockholders of Potlatch Corporation to be held on May 15, 1997, or at any adjournment thereof.

1.  ELECTION OF FIVE DIRECTORS TO SERVE UNTIL THE 2000 ANNUAL MEETING OF
STOCKHOLDERS:

                  [ ] FOR all nominees listed below                 [ ] WITHHOLD AUTHORITY to vote
                     (except as marked to the contrary below)       for all nominees listed below

  Richard B. Madden, Richard M. Morrow, John M. Richards, Reuben F. Richards,
                           Frederick T. Weyerhaeuser

(INSTRUCTION:To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

             -------------------------------------------------------------------

2.  STOCKHOLDER PROPOSAL REQUESTING ADOPTION OF CUMULATIVE VOTING:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3.  STOCKHOLDER PROPOSAL REQUESTING ELIMINATION OF CLASSIFIED BOARD OF
DIRECTORS:

                 [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

4.  ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE SAID MEETING.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3.

                                      (Continued and to be signed on other side)

                              POTLATCH CORPORATION
                       SAVINGS PLAN FOR HOURLY EMPLOYEES
 CONFIDENTIAL VOTING INSTRUCTIONS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  PLEASE MARK YOUR VOTING INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. YOUR
    SHARES WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, FOR THE ELECTION OF THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3. IF YOU DO NOT
RETURN THIS CARD, THE TRUSTEE MUST VOTE YOUR PLAN SHARES IN THE SAME PROPORTION
                      AS VOTED BY OTHER PLAN PARTICIPANTS.

                                            ------------------------------------
                                            (PLEASE SIGN EXACTLY AS NAME APPEARS
                                                        TO THE LEFT)
                                                       Dated: ______, 1997

PROXY                                                                   PROXY

                              POTLATCH CORPORATION

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby authorizes JOHN M. RICHARDS, L. PENDLETON SIEGEL and BETTY R. FLESHMAN as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Potlatch Corporation to be held on May 15, 1997, or at any adjournment thereof.

      IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

                              POTLATCH CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [x]

[                                                                             ]
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3.

1. Election of five Directors to serve until the 2000 Annual Meeting of Stockholders -- Nominees: Richard B. Madden, Richard M. Morrow, John M. Richards, Reuben F. Richards, Frederick T. Weyerhaeuser.

              FOR ALL    WITHHOLD ALL    FOR ALL (Except as written below)
              [ ]        [ ]             [ ]


              -----------------------------------------------------------

2. Stockholder Proposal Requesting Adoption of Cumulative Voting.

                            FOR   AGAINST   ABSTAIN
                             [ ]     [ ]       [ ]

3. Stockholder Proposal Requesting Elimination of Classified Board of
   Directors.

                            FOR   AGAINST   ABSTAIN
                             [ ]     [ ]       [ ]

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NOT OTHERWISE DIRECTED, FOR THE ELECTION OF THE FIVE DIRECTORS AND AGAINST PROPOSALS 2 AND 3.


                                Dated:                              , 1997
                                      ------------------------------

                                ------------------------------------------
                                Signature

                                ------------------------------------------
                                Signature

                                (Sign name exactly as imprinted hereon. For joint accounts, both owners should sign. In signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signer is a corporation, give full corporate name and sign by duly authorized officer, showing the officer's title.)

                        [PUTNAM INVESTMENTS LETTERHEAD]


March 31, 1997

Dear Participant of the Potlatch Savings Plan:

The Board of Directors of Potlatch Corporation is soliciting proxies to be used at the Annual Meeting of Stockholders to be held on May 15, 1997 and any adjournment thereof. Enclosed are Potlatch Corporation's Proxy Statement for its 1997 Annual Meeting of Stockholders and a card on which you can indicate your voting instructions.

The stock in your account under the Savings Plan is held by us as Trustee. Please see the enclosed Confidential Voting Card for details on how your shares will be voted. In accordance with the time-phased voting provision of Potlatch Corporation's Restated Certificate of Incorporation, you are entitled to four votes for each share in your account on the matters to be voted upon at this year's Annual Meeting. The matters to be presented at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

Please mark your voting instructions on the enclosed card and date, sign and return this card in the enclosed envelope. Your vote will be held in confidence.

Very Truly Yours,


Putnam Fiduciary Trust Company